CONFIDENTIAL

AMENDED AND RESTATED

HYDROGEN FUEL CELL TECHNOLOGY

CO-DEVELOPMENT AND PURCHASE AGREEMENT

This Amended and Restated Hydrogen Fuel Cell Technology Co-Development and Purchase Agreement (this “Agreement”) is made and entered into as of January 15, 2026 (the “Restatement Date”), by and between:

BOUMARANG INC., a Delaware corporation, with its principal place of business at 200 Spectrum Center Drive, Irvine, California 92618 (“Boumarang” or the “Purchaser”); and

EASTERN ELECTROLYSER LTD., a company organized under the laws of the Republic of India, with its principal place of business at B-14, Sector 57, Noida, U.P. – 201301, India (“Eastern” or the “Seller”).

Boumarang and Eastern are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

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WHEREAS, the Parties entered into that certain Hydrogen Fuel Cell Technology Purchase and Assignment Agreement dated September 30, 2024 (the “Original Agreement”), pursuant to which Seller sold, assigned, transferred, and conveyed to Purchaser all of Seller’s right, title, and interest in and to certain hydrogen fuel cell system technology suitable for use in hydrogen-powered drones and related applications (the “Technology”), in exchange for 2,500,000 shares of Purchaser’s common stock;

WHEREAS, in connection with the Original Agreement, the Parties contemplated that they would collaborate on the continued development and refinement of 4 kW and 8 kW proton exchange membrane (“PEM”) hydrogen fuel cell power packs and related control systems for integration into Purchaser’s drone platforms (the “Fuel Cell Products”), with an initial target of completing prototype Fuel Cell Products by December 31, 2024 (the “Original Milestone Date”);

WHEREAS, the Parties did not complete the prototype development contemplated by the Original Milestone Date due to supply chain constraints, technical development requirements, and resource allocation priorities;

WHEREAS, on January 15, 2026, the Parties entered into Amendment No. 1 to the Original Agreement, which waived any default arising from the failure to meet the Original Milestone Date, established revised development milestones, and reaffirmed the Parties’ commitment to the co-development program;

WHEREAS, the Parties now desire to amend and restate the Original Agreement, as amended, in its entirety to consolidate the terms of the technology purchase, the co-development program, and the revised milestones into a single integrated agreement; and

WHEREAS, the Parties intend that this Agreement shall supersede in its entirety the Original Agreement and Amendment No. 1 thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to any Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party. “Control” means (a) ownership of more than fifty percent (50%) of the voting securities of an entity, or (b) the contractual right to direct the management and policies of an entity.

1.2 “Agreement” has the meaning set forth in the preamble.

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1.3 “Boumarang Shares” means an aggregate of 2,500,000 (two million five hundred thousand) duly authorized, validly issued, fully paid, and non-assessable shares of Purchaser’s common stock, par value $0.0001 per share, valued at $1.00 per share or $2,500,000 in purchase price, issued to Seller (or its designee) as the sole purchase price for the Technology, as set forth in Section 5.

1.4 “Closing” means the closing of the purchase and sale of the Technology, which occurred on September 30, 2024.

1.5 “Closing Date” means September 30, 2024.

1.6 “Confidential Information” means all non-public information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered confidential, including business, technical, financial, product, customer, supplier, and marketing information, and all information relating to the Technology and the Co-Development Program. Confidential Information does not include information that meets one of the exceptions in Section 11.5.

1.7 “Co-Development Program” has the meaning set forth in Section 3.1.

1.8 “Deliverables” means all tangible embodiments of the Technology, including all prototypes, stacks, drones, fuel cell packs, test rigs, tooling, equipment, documentation, drawings, source code, software, and other materials listed in Exhibit A or otherwise delivered by Seller to Purchaser pursuant to this Agreement.

1.9 “Encumbrances” means any and all liens, pledges, charges, security interests, encumbrances, or other adverse claims of any kind.

1.10 “Fuel Cell Products” has the meaning set forth in the Recitals.

1.11 “Intellectual Property Rights” means all rights, title, and interest in and to patents, patent applications, inventions (whether patentable or not), utility models, copyrights, moral rights, trademarks, service marks, trade names, domain names, trade dress, trade secrets, mask work rights, designs, know-how, and other similar rights, whether registered or unregistered, and all registrations, applications, renewals, extensions, and continuations thereof, anywhere in the world.

1.12 “Laws” means all applicable international, federal, state, local, and foreign laws, rules, regulations, orders, and directives of any governmental authority.

1.13 “Original Agreement” has the meaning set forth in the Recitals.

1.14 “Original Milestone Date” has the meaning set forth in the Recitals.

1.15 “Revised Milestones” has the meaning set forth in Section 3.2.

1.16 “Technology” has the meaning set forth in the Recitals and is more particularly described in Exhibit A.

ARTICLE 2

PURCHASE AND SALE OF TECHNOLOGY

2.1 Purchase and Sale. The Parties acknowledge and confirm that, on the Closing Date, Seller sold, assigned, transferred, conveyed, and delivered to Purchaser, and Purchaser purchased and accepted from Seller, all of Seller’s right, title, and interest in and to the Technology, free and clear of any and all Encumbrances, including without limitation:

(a) all Intellectual Property Rights embodied in, covering, or relating to the Technology;

(b) all tangible embodiments of the Technology, including the Deliverables;

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(c) all documentation, designs, schematics, CAD files, bills of materials, specifications, test reports, source code and object code (if any), and other technical materials relating to the Technology; and

(d) all rights to sue and recover for past, present, and future infringement or misappropriation of the Intellectual Property Rights in the Technology.

2.2 Confirmation of Transfer. The Parties confirm that the purchase and sale described in Section 2.1 was consummated on the Closing Date and that Purchaser is the sole and exclusive owner of all right, title, and interest in and to the Technology as of the Closing Date.

2.3 Exclusions. The Parties may, if needed, specify in Exhibit A any assets, technologies, or rights that are expressly excluded from the definition of Technology. Any such exclusions shall be narrowly construed.

ARTICLE 3

CO-DEVELOPMENT PROGRAM

3.1 Scope of Co-Development Program. The Parties agree to collaborate on the continued development, refinement, and optimization of the Fuel Cell Products for integration into Purchaser’s hydrogen-powered drone platforms (the “Co-Development Program”). The Co-Development Program shall encompass the design finalization, prototype fabrication, testing, validation, platform integration, and production readiness of 4 kW and 8 kW PEM hydrogen fuel cell power packs and related control systems.

3.2 Revised Development Milestones. The Parties hereby agree to the following revised development milestones for the Fuel Cell Products (collectively, the “Revised Milestones”):

Phase	Milestone Description	Target Completion Date
1	Completion of detailed design specifications and engineering drawings for 4 kW and 8 kW Fuel Cell Products	June 30, 2026
2	Fabrication of functional prototype units (one 4 kW and one 8 kW unit)	September 30, 2026
3	Completion of bench testing and performance validation	December 31, 2026
4	Integration testing with Boumarang aerial/maritime platform(s)	March 31, 2027
5	Delivery of production-ready units and manufacturing documentation	June 30, 2027

3.3 Milestone Review. The Parties shall meet quarterly (or more frequently as mutually agreed) to review progress against the Revised Milestones. If either Party reasonably determines that a Revised Milestone cannot be achieved by its target date, that Party shall promptly notify the other Party, and the Parties shall negotiate in good faith to establish a revised timeline or scope.

3.4 Best Efforts. Each Party agrees to use commercially reasonable efforts to achieve the Revised Milestones by the target dates set forth above; provided, however, that the failure to meet any Revised Milestone by its target date shall not, by itself, constitute a breach of this Agreement if the failing Party has used commercially reasonable efforts and the Parties are actively working toward completion.

3.5 Resource Commitments. Each Party shall allocate sufficient personnel, equipment, and other resources as reasonably necessary to achieve the Revised Milestones. The Parties shall cooperate in good faith to address any resource constraints that may affect the development timeline.

3.6 Roles and Responsibilities. Eastern shall be primarily responsible for the engineering design, fabrication, and testing of the Fuel Cell Products, leveraging its expertise in hydrogen fuel cell technology. Boumarang shall be primarily responsible for providing platform specifications, integration requirements, and testing support for the integration of Fuel Cell Products into Boumarang’s drone platforms. The Parties shall collaborate in good faith to allocate specific tasks and responsibilities for each Phase.

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3.7 Intellectual Property Arising from Co-Development. All inventions, improvements, modifications, and works of authorship conceived or reduced to practice in the course of the Co-Development Program (“Developed IP”) shall be owned exclusively by Purchaser. Seller hereby assigns, and agrees to assign, to Purchaser all right, title, and interest in and to any Developed IP. Seller shall cause all of its employees, consultants, and contractors participating in the Co-Development Program to execute appropriate invention assignment agreements in favor of Purchaser.

3.8 Reporting. Eastern shall provide Boumarang with written progress reports no less frequently than quarterly, summarizing the status of each Revised Milestone, any technical challenges encountered, and proposed solutions or timeline adjustments.

ARTICLE 4

DELIVERABLES; TRANSFER OF POSSESSION

4.1 Delivery of Deliverables. The Parties acknowledge that Seller has delivered, or shall deliver as promptly as reasonably practicable, to Purchaser (or make available for pick-up or electronic download, as applicable) all Deliverables described in Exhibit A and all other tangible embodiments of the Technology that are in Seller’s possession or control.

4.2 Electronic Materials. To the extent any part of the Technology or Deliverables consists of software, firmware, CAD files, design files, or other electronic materials, Seller shall deliver such materials in their native electronic formats together with any necessary passwords or access credentials.

4.3 Shipping and Logistics. Unless otherwise agreed in writing:

(a) Seller will package the Deliverables for international shipment in a commercially reasonable manner;

(b) Purchaser will be responsible for reasonable, documented out-of-pocket shipping, insurance, customs, and import duties actually incurred solely in connection with the shipment of Deliverables from India to Purchaser’s nominated facility; and

(c) the Parties acknowledge that such reimbursements are not cash compensation for the Technology, but rather reimbursement of logistics costs.

Risk of loss to shipped Deliverables shall pass to Purchaser upon delivery to the carrier at Seller’s shipping point.

ARTICLE 5

PURCHASE PRICE AND CONSIDERATION

5.1 Purchase Price. The total purchase price for the Technology (the “Purchase Price”) was paid solely in equity valued at $2,500,000, consisting of the issuance by Purchaser to Seller of the Boumarang Shares, with no cash compensation payable to Seller for the Technology.

5.2 Confirmation of Issuance. The Parties confirm that the Boumarang Shares were duly issued to Seller on the Closing Date and remain outstanding as of the Restatement Date. The Boumarang Shares are not affected by this Agreement or the amendments herein, including the revised development milestones set forth in Article 3.

5.3 No Additional Consideration. Except as expressly provided in Sections 4.3 and 5.2, no other cash, property, or consideration of any kind shall be payable by Purchaser to Seller in connection with the purchase and sale of the Technology. The Seller may invoice the Purchaser from time to time for the Co-Development Program, which is payable in cash or shares of the Purchaser.

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5.4 Tax Matters. Each Party shall be responsible for its own income taxes arising from the transactions contemplated by this Agreement. Any transfer, stamp, or similar taxes directly arising from the sale and transfer of the Technology shall be borne as required by applicable Law or, if permitted, equally by the Parties.

ARTICLE 6

WAIVER OF ORIGINAL MILESTONE DEFAULT

6.1 Acknowledgment. Each Party acknowledges that the Parties did not complete the prototype Fuel Cell Products by the Original Milestone Date of December 31, 2024, due to supply chain constraints, technical development requirements, and resource allocation priorities.

6.2 Waiver. Each Party hereby waives any and all claims, rights, or remedies it may have against the other Party arising from or related to the failure to meet the Original Milestone Date, including without limitation any right to terminate this Agreement or claim damages based on such failure. This waiver is limited to the Original Milestone Date and shall not constitute a waiver of any other provision of this Agreement or any future breach or default.

6.3 No Admission. This waiver shall not be construed as an admission by either Party that it breached or defaulted under this Agreement or the Original Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, as of the Closing Date and, solely with respect to Sections 7.1, 7.2, 7.5, 7.6, and 7.7, as of the Restatement Date:

7.1 Organization and Authority. Seller is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein.

7.2 Enforceability. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors’ rights generally.

7.3 Title to Technology. As of the Closing Date, Seller was the sole and exclusive owner of all right, title, and interest in and to the Technology, free and clear of all Encumbrances. No person or entity (other than Purchaser under this Agreement) had any option, license, or other right, whether contingent or otherwise, to acquire any interest in the Technology.

7.4 Intellectual Property Rights. To Seller’s knowledge:

(a) the Technology as used and exploited by Seller does not infringe or misappropriate any valid Intellectual Property Right of any third party in the United States or the European Union;

(b) there are no pending or, to Seller’s knowledge, threatened claims, actions, suits, or proceedings alleging such infringement or misappropriation; and

(c) Seller has not received any written notice from any third party alleging that the Technology infringes or misappropriates such party’s Intellectual Property Rights.

7.5 No Conflict. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not (a) violate any provision of Seller’s organizational documents, (b) violate any applicable Law in any material respect, or (c) result in a breach of, or constitute a default under, any material contract to which Seller is a party, in each case that would reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby.

7.6 Consents. No consent, approval, or authorization of, or registration, filing, or notice with, any governmental authority or other third party is required to be obtained or made by Seller in connection with the execution, delivery, and performance of this Agreement, except for those that have been duly obtained or made.

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7.7 No Litigation. There is no pending or, to Seller’s knowledge, threatened action, suit, or proceeding before any court or governmental authority relating to the Technology or the Co-Development Program or that challenges or seeks to prevent or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that, as of the Closing Date and as of the Restatement Date:

8.1 Organization and Authority. Purchaser is duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein.

8.2 Enforceability. This Agreement has been duly authorized, executed, and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws affecting creditors’ rights generally.

8.3 Authorization of Shares. The Boumarang Shares were duly authorized for issuance and, upon issuance on the Closing Date in accordance with this Agreement, were validly issued, fully paid, and non-assessable.

8.4 Compliance with Laws. The issuance of the Boumarang Shares pursuant to this Agreement was made in compliance with applicable securities Laws, including reliance on one or more exemptions from registration under the U.S. Securities Act of 1933, as amended.

ARTICLE 9

INTELLECTUAL PROPERTY; FURTHER ASSURANCES

9.1 Assignment of Rights. Without limiting Section 2, Seller hereby irrevocably assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Technology and all related Intellectual Property Rights, including all rights to sue and recover for past, present, and future infringement and misappropriation.

9.2 Employees and Contractors. Seller shall cause all of its employees, consultants, and contractors who contributed to the conception, reduction to practice, development, or creation of the Technology or any Developed IP to have assigned (or to assign) to Seller all of their right, title, and interest in and to the Technology and Developed IP, and Seller hereby assigns (and shall cause such persons to assign) such rights to Purchaser.

9.3 Further Assurances. From and after the Closing, Seller shall, at Purchaser’s reasonable request and expense, execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to vest in Purchaser the full benefit of the Technology, the Developed IP, and this Agreement, including executing further assignment documents and providing reasonable cooperation in the filing and prosecution of patents and other registrations relating to the Technology and Developed IP.

ARTICLE 10

TERM; TERMINATION

10.1 Term. This Agreement shall become effective as of the Closing Date (with respect to the purchase and sale of the Technology) and as of the Restatement Date (with respect to the Co-Development Program provisions set forth in Article 3), and shall continue in effect until all obligations of the Parties hereunder have been fully performed.

10.2 Termination of Co-Development Program. Either Party may terminate the Co-Development Program (but not the Technology purchase provisions of Article 2) upon ninety (90) days’ prior written notice to the other Party if:

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(a) the other Party has materially breached any of its obligations under Article 3 and such breach remains uncured for thirty (30) days after written notice thereof; or

(b) the Parties mutually agree in writing to terminate the Co-Development Program.

10.3 Effect of Termination. Termination of the Co-Development Program shall not affect (a) Purchaser’s ownership of the Technology, (b) the Boumarang Shares previously issued to Seller, or (c) any rights or obligations that accrued prior to termination.

10.4 Survival. The provisions of Articles 2, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15, and any other provisions which by their nature are intended to survive, shall survive the Closing and any expiration or termination of this Agreement or the Co-Development Program.

ARTICLE 11

CONFIDENTIALITY

11.1 Obligation. Each Party shall treat all Confidential Information of the other Party as strictly confidential, shall use such Confidential Information solely for purposes of performing its obligations or exercising its rights under this Agreement, and shall not disclose such Confidential Information to any third party except as expressly permitted herein.

11.2 Standard of Care. Each Party shall use at least the same degree of care to protect the Confidential Information of the other Party as it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

11.3 Permitted Disclosures. A Receiving Party may disclose Confidential Information to its directors, officers, employees, contractors, professional advisors, and Affiliates with a need to know such information in connection with this Agreement, provided that such recipients are bound by confidentiality obligations at least as protective as those set forth herein.

11.4 Return or Destruction. Upon written request by the Disclosing Party, the Receiving Party shall promptly return or destroy all copies of the Disclosing Party’s Confidential Information in its possession or control, except that the Receiving Party may retain (a) one archival copy for legal and compliance purposes and (b) any copies stored electronically in accordance with its standard backup procedures.

11.5 Exceptions. Confidential Information does not include information that:

(a) is or becomes publicly available without breach of this Agreement by the Receiving Party;

(b) is rightfully received from a third party without restriction on use or disclosure;

(c) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or

(d) is approved for release by written authorization of the Disclosing Party.

11.6 Compelled Disclosure. If a Receiving Party is required by Law or court order to disclose any Confidential Information, it may do so to the extent required, provided that (to the extent legally permissible) it gives the Disclosing Party prompt written notice to allow the Disclosing Party to seek a protective order or other appropriate remedy.

11.7 Equitable Relief. Each Party acknowledges that a breach of this Article 11 may cause irreparable harm for which monetary damages alone may be an inadequate remedy. Accordingly, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies available at Law or in equity.

ARTICLE 12

INDEMNIFICATION

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12.1 Seller Indemnity. Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a) any breach by Seller of its representations, warranties, or covenants under this Agreement; or

(b) any third-party claim alleging that the Technology, as of the Closing, infringes or misappropriates any Intellectual Property Right of such third party in the United States or the European Union.

12.2 Purchaser Indemnity. Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a) any breach by Purchaser of its representations, warranties, or covenants under this Agreement; or

(b) Purchaser’s exploitation or commercialization of the Technology or Developed IP after the Closing (other than claims covered by Seller’s indemnity under Section 12.1(b)).

12.3 Procedures. The indemnified Party shall promptly notify the indemnifying Party of any claim for which indemnification is sought and shall permit the indemnifying Party to control the defense and settlement of such claim, subject to customary conditions and the indemnified Party’s right to participate with its own counsel at its own expense.

ARTICLE 13

LIMITATION OF LIABILITY

13.1 Exclusion of Certain Damages. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2 Cap on Liability. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR (C) A PARTY’S FRAUD OR WILLFUL MISCONDUCT, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE FAIR MARKET VALUE OF THE BOUMARANG SHARES AS OF THE CLOSING DATE.

ARTICLE 14

FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance under this Agreement (other than payment obligations) to the extent such failure or delay is caused by events beyond its reasonable control, including acts of God, war, terrorism, civil unrest, strikes, labor disputes, epidemics, natural disasters, governmental actions, or supply chain disruptions, provided that such Party uses commercially reasonable efforts to mitigate the effects of such event and resumes performance as soon as reasonably practicable.

ARTICLE 15

DISPUTE RESOLUTION; ARBITRATION

15.1 Good-Faith Negotiations. In the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve the dispute through negotiations between senior executives of each Party.

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15.2 Arbitration. If the Parties are unable to resolve the dispute within thirty (30) days after written notice of the dispute, such dispute shall be finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with its Arbitration Rules then in force. The seat of arbitration shall be Singapore, the language of the arbitration shall be English, and the arbitral tribunal shall consist of one (1) arbitrator. The arbitral award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

ARTICLE 16

MISCELLANEOUS

16.1 Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by internationally recognized courier, or by email (with confirmation of receipt), to the addresses set forth below (or to such other address as a Party may designate by notice):

If to Purchaser:

Boumarang Inc.

200 Spectrum Center Drive

Irvine, CA 92618

Email: admin@boumarang.com

If to Seller:

Eastern Electrolyser Ltd.

B-14, Sector 57, Noida

U.P. – 201301, India

Email: st@eeltdh2.com

16.2 Amended and Restated Agreement; Supersession. This Agreement amends, restates, and supersedes in its entirety (a) the Hydrogen Fuel Cell Technology Purchase and Assignment Agreement dated September 30, 2024 between the Parties (the Original Agreement), and (b) Amendment No. 1 to the Co-Development Agreement dated January 15, 2026 between the Parties. Upon the execution of this Agreement, the Original Agreement and Amendment No. 1 shall be of no further force or effect, and all rights and obligations of the Parties shall be governed exclusively by this Agreement. Notwithstanding the foregoing, the Parties confirm that the transactions consummated under the Original Agreement (including the issuance of the Boumarang Shares and the transfer of the Technology) remain valid, binding, and in full force and effect.

16.3 Amendments. This Agreement may be amended, modified, or supplemented only by a written instrument signed by duly authorized representatives of both Parties.

16.4 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that Purchaser may assign this Agreement to an Affiliate or to a successor in connection with a merger, reorganization, or sale of substantially all of its assets relating to the Technology, provided that such successor assumes Purchaser’s obligations hereunder in writing.

16.5 Independent Contractors. The Parties are independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between them.

16.6 Waiver. No waiver of any breach of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party, and no such waiver shall be deemed a waiver of any other or subsequent breach.

16.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith a substitute provision that most nearly reflects the Parties’ original intent.

16.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

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16.9 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by PDF or other electronic means shall be deemed original signatures for all purposes.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement as of the date first written above.

BOUMARANG INC.

a Delaware corporation

By: ________________________________

Name: Craig Nehrkorn

Title: Chief Executive Officer

Date: January 15, 2026

EASTERN ELECTROLYSER LTD.

an Indian corporation

By: ________________________________

Name: Shivam Tewari

Title: Director

Date: January 15, 2026

EXHIBIT A

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HYDROGEN FUEL CELL TECHNOLOGY

(DESCRIPTION OF TECHNOLOGY AND DELIVERABLES)

1. Technology.

The “Technology” consists of all hydrogen fuel cell system technology owned or controlled by Seller as of the Closing Date and used for, or primarily related to, hydrogen fuel cell systems for unmanned aerial vehicles (drones) and unmanned surface vessels, including, without limitation:

1.1 All system-level and component-level designs, schematics, drawings, CAD files, bills of materials (BOMs), and specifications for fuel cell stacks, balance-of-plant components, control systems, and integration into drone and maritime platforms;

1.2 All test data, validation reports, performance curves, durability and life-cycle analyses, and any other engineering documentation related to the Technology;

1.3 All software and firmware (in source and object code form), algorithms, control logic, and calibration files used in or with the fuel cell systems;

1.4 All know-how, trade secrets, manufacturing processes, assembly instructions, quality control procedures, and other proprietary information related to the design, fabrication, testing, and integration of the Technology;

1.5 All Intellectual Property Rights in, to, and relating to the foregoing, including all patents, patent applications, inventions (whether patentable or not), copyrights, and other registered or unregistered rights.

2. Tangible Deliverables.

As part of the Technology sold, the Deliverables include, without limitation:

2.1 Hardware and Prototypes

• 2 (two) units – 8 kW drones with integrated hydrogen fuel cell packs;

• 2 (two) units – 8 kW fuel cell packs (stand-alone);

• 2 (two) units – 4 kW fuel cell packs (stand-alone);

• Any associated test rigs, fixtures, and unique tooling used specifically to build or validate the above units, to the extent owned and controlled by Seller.

2.2 Documentation & Files

• All engineering drawings, CAD files, schematics, BOMs, test reports, and manuals related to the units above;

• All software/firmware and related documentation necessary to operate, test, and integrate the units and Technology into Boumarang’s products.

3. Development Consideration.

As full and complete consideration for the sale, assignment, and transfer of the Technology and Deliverables described in this Exhibit A, and for Seller’s participation in the Co-Development Program described in Article 3, Purchaser issued to Seller the Boumarang Shares, being 2,500,000 shares of Boumarang common stock, in accordance with Article 5 of the Agreement.

There is no cash compensation payable to the Seller for the Technology; however, the Seller may invoice the Purchaser from time to time for the Co-Development Program, which is payable in cash or shares of the Purchaser. Any reimbursement of shipping, customs, or similar logistics expenses pursuant to Section 4.3 of the Agreement shall not be treated as cash compensation.